Exhibit 5.2

February 26, 2016

First BanCorp.

1519 Ponce de Leon Avenue, Stop 23

San Juan, Puerto Rico 00908

RE:	First BanCorp.
Registration Statement on Form S-3 (Registration Statement No. 333-209516)

Ladies and Gentlemen:

We have acted as counsel to First BanCorp., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale by selling stockholders of 95,429,615 shares of the Corporation’s common stock, par value $0.10 per share, and a warrant exercisable for shares of the Corporation’s common stock (the “Warrant”).

On January 16, 2009, the Corporation issued the Warrant to the United States Department of the Treasury pursuant to a warrant agreement (the “Warrant Agreement”), and such Warrant Agreement was amended and restated on July 7, 2010.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and By-Laws of the Corporation as in effect at the time of the issuance of the Warrant, the Warrant Agreement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Warrant is a binding obligation of the Corporation.

The opinions expressed herein are limited to the laws of the state of New York and the federal securities laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP